UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 11, 2015

IKANOS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
(510) 979-0400
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the time of the completion of a private placement on September 29, 2014, Ikanos Communications, Inc. (the "Company") announced that shortly after completion of an associated rights offering, which was completed on February 4, 2015, it anticipated making equity grants to maintain the ownership percentage of its employees and named executive officers at a level generally commensurate with their ownership percentage immediately prior to the private placement and to make performance-related awards to certain executive officers at the same time. At the time of the announcement, it was anticipated that the vesting commencement date for all of these awards would be September 29, 2014, the closing date of the private placement. The following equity grants were made consistent with this previous announcement.

Effective on February 11, 2015, the Compensation Committee (the "Committee") of the Board of Directors of the Company granted equity awards in the form of restricted stock units and non-qualified stock options to our named executive officers, as follows:

Named Executive Officer	Non-qualified Stock Options	Restricted Stock Units
Omid Tahernia	90,288	94,892
Dennis Bencala	29,476	33,904
Debajyoti Pal	36,512	36,424
Stuart Krometis	18,324	27,352
Jim Murphy	21,244	24,076

All of the non-qualified stock options have an exercise price of $4.10 per share and vest as to 25% on the one-year anniversary of the vesting commencement date, which was September 29, 2014, and 6.25% of the shares shall vest on each subsequent three-month anniversary of the vesting commencement date, subject to the continued service of each recipient through each such date. The restricted stock units vest as to one-third in October 2015 and one-sixth every six months thereafter.

Effective on February 11, 2015, the Committee modified part of the inducement grant originally made on June 11, 2012 to our Chief Executive Officer, Omid Tahernia. At the time of the grant, the vesting schedule provided that options to purchase 60,000 shares would vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeded $25.00 and $35.00, respectively. Once vesting began, these shares would vest in equal quarterly installments over the one-year period after the applicable stock price goal was achieved. On February 11, 2015, the Committee changed the stock price goals to $8.20 and $12.30, respectively, but made no other changes to the grant.

Effective on February 11, 2015, the Committee granted to Mr. Tahernia an option to purchase 42,488 shares, with an exercise price of $4.10, that will vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeds $8.20 and $12.30, respectively. Once vesting begins, these shares will vest in equal quarterly installments over the one-year period after the applicable stock price goal is achieved. In the event of a change-of-control transaction, as defined in Mr. Tahernia's pre-existing agreement with the Company, these non-qualified stock options will not accelerate unless the closing price on the day the change-of-control transaction is announced has exceed the target vesting price, in which case, all such shares will be accelerated on the day the change-of-control transaction closes.

The Board of Directors of the Company granted to each non-employee member of the Board non-qualified stock options and restricted stock awards in the following amounts:

Board Member	Non-qualified Stock Options	Restricted Stock Awards
Diosdado P. Banatao	5,788	1,928
Jason W. Cohenour	2,388	796
Danial Faizullabhoy	13,012	4,336
Frederick M. Lax	9,240	3,080
George Pavlov	5,788	1,928
James Smaha	5,788	1,928

All of the options have an exercise price of $4.10 The vesting commencement date for each non-qualified stock option grant was the date of the grant, February 11, 2015, and awards vest monthly over 12 months. The restricted stock awards vested on the date of grant.

All awards, exercise prices, and stock prices above reflect the 1-for-10 reverse stock split of the Company's outstanding common stock that was effective on February 13, 2015.

On February 16, 2015, the Committee granted performance-based non-qualified stock option to our named executive officers, as follows:

Named Executive Officer	Non-qualified Stock Options
Omid Tahernia	115,000
Dennis Bencala	24,000
Debajyoti Pal	47,000
Stuart Krometis	21,000
Jim Murphy	20,000

All of these non-qualified stock options have an exercise price of $4.10 per share and will vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeds $8.20 and $12.30, respectively. Once vesting begins, these shares will vest in equal monthly installments over the one-year period after the applicable stock price goal is achieved. In addition, in the event of a change-of-control transaction, as defined in each individual's pre-existing agreement with the Company, these non-qualified stock options will not accelerate unless the closing price on the day the change-of-control transaction is announced has exceed the target vesting price, in which case, all such shares will be accelerated on the day the change-of-control transaction closes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 18, 2015

IKANOS COMMUNICATIONS, INC.

By:	/s/ ANDREW S. HUGHES
Andrew S. Hughes Vice President, General Counsel & Corporate Secretary